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                        GULF SOUTH MEDICAL SUPPLY, INC.
        EXHIBIT (11) - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                   THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

                                                                             Three Months Ended March 31,
                                                                            -----------------------------
                                                                                 1996           1995
                                                                            -------------  --------------
Average shares outstanding................................................       13,832          13,786

Net effect of common stock options -- based on the treasury
    method using assumed fair value equal to the higher
    of the average or the ending market value of the common
    stock during the three months ended March 31, 1996 and 1995...........          215             162
                                                                               --------       ---------
Weighted average number of common shares..................................       14,047          13,948
                                                                               ========       =========

Net income................................................................     $  2,322       $   1,901
                                                                               ========       =========

Net income per share......................................................     $    .17       $     .14
                                                                               ========       =========
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